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                                 Schedule 21.1
                     List of Subsidiaries of the Registrant


(1)   TriDStore IP, L.L.C., a Delaware limited liability company;

(2)   TriD Store Vostok, a Russian company;

(3)   C-TriD Israel Ltd., an Israeli company;

(4)   TriD SV, Inc., a Delaware corporation;

(5)   Constellation 3D Trust LLC, a Delaware limited liability company; and

(6)   FMD&E, Inc., a Massachusetts corporation.